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                                                                     EXHIBIT 1.1


                          ARTICLES OF INCORPORATION OF

                      BAYER AKTIENGESELLSCHAFT LEVERKUSEN

                              As of July 27, 2001
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             ARTICLES OF INCORPORATION OF BAYER AKTIENGESELLSCHAFT

                                   SECTION I

GENERAL PROVISIONS

ARTICLE 1  NAME AND REGISTERED OFFICE

(1)  The name of the Company is Bayer Aktiengesellschaft.

(2)  The registered office of the Company is in Leverkusen.

ARTICLE 2  OBJECT OF THE COMPANY

(1) The object of the Company is the manufacturing, marketing and other industrial activities or provision of services in the fields of health care, agriculture, polymers and chemicals.

(2) The Company may undertake all business which is related to, or directly or indirectly serves, the object of the Company.

(3) The Company may establish, acquire or take participating interests in other companies, in particular those whose objects fully or partially cover the aforementioned areas. It may bring companies in which it holds participating interests under its uniform control, or confine itself to the administration thereof. It may transfer their operations in full or in part to newly established or existing subsidiaries.

ARTICLE 3  FISCAL YEAR, NOTICES, PLACE OF JURISDICTION

(1)  The fiscal year shall be the calendar year.

(2) Notices of the Company shall be published in the Official Gazette of the Federal Republic of Germany (Bundesanzeiger).

(3) The place of jurisdiction for all disputes between the Company and stockholders shall be the location of the Company's registered office. Foreign courts shall have no jurisdiction with respect to such disputes.
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                                   SECTION II

CAPITAL STOCK AND SHARES

ARTICLE 4  CAPITAL STOCK

(1) The capital stock amounts to E1,869,675,315.20 and is divided into 730,341,920 bearer shares (no-par shares).

(2) The Board of Management is authorized until April 30, 2002 to increase the capital stock of the Company by up to E153,387,564.36 with the approval of the Supervisory Board, in one or more stages, by issuing new shares against cash contributions. The Board of Management is authorized to refrain, subject to the approval of the Supervisory Board, from granting subscription rights to the stockholders to the extent necessary to enable subscription rights to be accorded to the holders of warrants attached to the bond issues referred to in Article 4, paragraph (4) of the Articles of Incorporation and to the holders of any convertible bonds or bonds with warrants attached that may be issued by Bayer Aktiengesellschaft or its subsidiaries in the future. The number of subscription rights to be accorded to such holders in that event is the number to which they would be entitled if they held shares obtained by exercising the conversion or subscription rights conferred by the warrants held. Subscription rights may also be excluded for any excess shares remaining after rights have been allocated. (Authorized Capital I)

    The Board of Management is authorized until April 30, 2002 to increase the capital stock of the Company by a further amount of up to E102,258,376.24 with the approval of the Supervisory Board, in one or more stages, by issuing new shares against cash contributions. The Board of Management is authorized to refrain, subject to the approval of the Supervisory Board, from granting subscription rights to the stockholders. If no subscription rights are granted, the issue price may not be substantially lower than the market price. If the Board of Management does not make use of this authorization to exclude subscription rights, it may only exclude the granting of subscription rights to the stockholders to the extent necessary to enable subscription rights to be accorded to the holders of warrants attached to the bond issues referred to in Article 4, paragraph (4) of the Articles of Incorporation and to the holders of any convertible bonds or bonds with warrants attached that may be issued by Bayer Aktiengesellschaft or its subsidiaries in the future. The number of subscription rights to be accorded to such holders in that event is the number to which they would be entitled if they held shares obtained by exercising the conversion or subscription rights conferred by the warrants held. Subscription rights may also be excluded for any excess shares remaining after rights have been allocated (Authorized Capital II)

    The Board of Management is authorized, with the approval of the Supervisory Board, to determine the remaining details of the conditions on which new shares are issued.

(3) The Board of Management is authorized until April 27, 2006, subject to the approval of the Supervisory Board, to increase the capital stock by a nominal amount of up to E373,935,063.04 in one or more stages by issuing new shares against non-cash contributions. Subscription rights shall not be granted to the stockholders. The Board of Management is authorized, subject to the approval of the Supervisory Board, to determine the rights to be embodied in such new shares and their conditions of issuance (Authorized Capital III).

(4) Conditional capital of E83,200,000.00 is created. The capital stock may be increased by a maximum of this amount, though only to the extent necessary to issue the requisite number of shares as and when conversion or subscription rights are exercised by the holders of convertible bonds or of warrants conferring subscription rights, respectively, that may be issued by the Company or a wholly owned direct or indirect subsidiary on or before April 29, 2004 under the authorization given to the Board of Management by the Annual Stockholders' Meeting on April 30, 1999. The new shares shall participate in the company's profit from the beginning of the year in which they are issued as a result of the exercise of conversion or subscription rights.

(5) When the capital stock is increased, the manner in which the new shares participate in the profits may be different than that specified in Article 60 of the German Corporations Act.
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ARTICLE 5  SHARES

(1) Stockholders shall not have the right to demand the issuance of share certificates.

(2) The Board of Management shall have the right to decide on any issuance of share certificates and all the details thereof.
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                                  SECTION III

CONSTITUTION

A.  THE BOARD OF MANAGEMENT

ARTICLE 6  COMPOSITION, RULES OF PROCEDURE

(1) The Board of Management shall consist of at least two members. The number of members of the Board of Management shall otherwise be determined by the Supervisory Board. The Supervisory Board may appoint one member of the Board of Management to be Chairman of the Board of Management and one member of the Board of Management to be Vice Chairman of the Board of Management.

(2) The Board of Management may, by unanimous resolution, decide on its own Rules of Procedure if these have not been issued for the Board of Management by the Supervisory Board.

ARTICLE 7  POWER OF REPRESENTATION

     The Company shall be legally represented by two members of the Board of Management or by one member of the Board of Management together with one authorized signatory with full power of representation [Prokurist].

B.  THE SUPERVISORY BOARD

ARTICLE 8  COMPOSITION, ELECTION, TERM OF OFFICE

(1) The Supervisory Board shall consist of 20 members. Ten members shall be elected by the Annual Stockholders' Meeting in accordance with the provisions of the German Corporations Act (Aktiengesetz), and ten by the employees in accordance with the provisions of the Codetermination Act (Mitbestimmungsgesetz) of May 4, 1976.

(2) The members of the Supervisory Board shall be elected for a term extending to the end of the Annual Stockholders' Meeting which resolves on the ratification of the actions of the Supervisory Board undertaken in the fourth fiscal year after its election. For this purpose, the fiscal year in which the term of office begins shall not be counted.

(3) The Annual Stockholders' Meeting may, at the same time as it elects the members of the Supervisory Board, elect one or more substitute members. The substitute members shall replace members who have ceased to be members of the Supervisory Board, for the remainder of their terms of office. The election of substitute members for the employee representatives on the Supervisory Board shall take place in accordance with the provisions of the Codetermination Act.

(4) If a member of the Supervisory Board elected by the Annual Stockholders' Meeting ceases to be a member of the Supervisory Board before the end of his or her term of office and if no elected substitute member is available, an election shall be held to determine a successor. Such successor shall be a member for the remainder of the term of office of the member who has left the Supervisory Board prematurely unless he or she is specifically elected for a shorter term.

(5) Members of the Supervisory Board may resign at any time by giving notice in writing to the Chairman of the Supervisory Board or to the Board of Management, subject to two weeks' notice. Dismissal of a member of the Supervisory Board elected by the stockholders shall require a majority of at least three quarters of votes cast.

ARTICLE 9  CHAIRMAN AND VICE CHAIRMAN

(1) The Supervisory Board shall elect a Chairman and a Vice Chairman from among its members. The election shall take place in accordance with the provisions of the Codetermination Act.

(2) Unless a shorter term of office is determined at the time of their election, the Chairman and Vice Chairman of the Supervisory Board shall be elected as Chairman and Vice Chairman respectively for the duration of their membership of the Supervisory Board. This election shall take place at a meeting which, without
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     having to be separately convened, shall take place immediately after the
     Annual Stockholders' Meeting during which elections to the Supervisory Board were held.

(3) If the Chairman or the Vice Chairman of the Supervisory Board ceases to be a member before expiry of his or her term of office, the Supervisory Board shall elect a successor at its next meeting. If the Chairman of the Supervisory Board ceases to be a member, such meeting shall be convened by the Vice Chairman.

(4) The Vice Chairman shall only acquire the rights and obligations of the Chairman if the latter is unable to attend and if those rights and obligations are, in this event, explicitly assigned to the Vice Chairman by law or under these Articles of Incorporation.

ARTICLE 10  CONVENING OF MEETINGS AND PASSING OF RESOLUTIONS

(1) The Chairman of the Supervisory Board shall convene and chair the meetings of the Supervisory Board. The Supervisory Board shall meet twice per calendar half-year. It shall also meet if required by law or if deemed appropriate for business reasons.

(2) The members of the Board of Management may attend meetings of the Supervisory Board unless the Chairman of the Supervisory Board determines otherwise.

(3) The Supervisory Board shall constitute a quorum if at least one half of the number of members of which it is required to consist participate in voting. Absent members of the Supervisory Board may participate in the passing of a resolution if they arrange for written votes to be cast by other members of the Supervisory Board. A vote sent by fax or by another commonly used means of communication shall also be deemed to be a written vote.

(4) If, at a meeting of the Supervisory Board, the number of stockholder representatives and the number of employee representatives who participate in voting are not equal, or if the Chairman does not participate, a revote shall be taken if so requested by two members of the Supervisory Board. Such revote shall be taken at the next regular meeting, unless a special meeting of the Supervisory Board is convened. Thereafter, no further revote shall be permitted to take place at the request of a only a minority of the members.

(5) At the instigation of the Chairman, the Supervisory Board may also pass resolutions by casting votes verbally, by telephone, in writing, by fax, or via another common communication medium. Such resolutions shall be confirmed in writing by the Chairman and recorded in the minutes of the next meeting.

(6) Resolutions of the Supervisory Board shall be passed by a majority of the votes cast, except where otherwise provided by law.

(7) Minutes of the deliberations and resolutions of the Supervisory Board are to be recorded and filed. They must be signed by the Chairman.

(8) Declarations of intent by the Supervisory Board and its committees shall be made by the Chairman on behalf of the Supervisory Board. The Chairman, but not the other members, shall be authorized to receive declarations on behalf of the Supervisory Board.

(9) The Supervisory Board may resolve amendments to these Articles of Incorporation which relate solely to their wording.

ARTICLE 11  RULES OF PROCEDURE AND COMMITTEES

(1)  The Supervisory Board may decide on its own Rules of Procedure.

(2) In addition to the committee pursuant to Article 27 paragraph 3 of the Codetermination Act, the Supervisory Board may establish other committees and appoint members of the Supervisory Board to such committees. Decision-making powers may be assigned to the committees as permitted by law.

(3) The rules set out under Article 10 shall apply similarly to the committees. The committee may elect a Chairman from among its members if one has not been appointed by the Supervisory Board. If a committee vote is a tie and a second vote on the same resolution again produces a tie, the Chairman of the committee
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     shall have a second vote. The Supervisory Board may regulate the activities of the committees in its Rules of Procedure.

ARTICLE 12  REMUNERATION OF THE SUPERVISORY BOARD

(1) Apart from reimbursement of his or her expenses, each member of the Supervisory Board shall receive a fixed annual remuneration amounting to E5,000.00, plus E3,500.00 for every E0.05 by which the dividend per share exceeds E0.15. The Chairman shall receive three times these amounts, the Vice Chairman one-and-a-half times these amounts. Supervisory Board members who have only been members for part of the fiscal year shall receive a lower remuneration on a pro rata basis.

(2) The Company shall reimburse to the Supervisory Board members the expenses incurred through the exercise of their office, including any turnover tax (value added tax) payable on their remuneration and on the reimbursement of their expenses.

(3) The Company may purchase liability insurance for the members of the Supervisory Board to cover their legal liability arising from their activities as members of the Supervisory Board.

C.  THE ANNUAL STOCKHOLDERS' MEETING

ARTICLE 13  PLACE OF THE ANNUAL STOCKHOLDERS' MEETING

     The Annual Stockholders' Meeting shall be held at the Company's registered office or in a German city with over 100,000 inhabitants.

ARTICLE 14  NOTICE OF THE ANNUAL STOCKHOLDERS' MEETING

     Insofar as no other persons are legally authorized to do so, the notice of the Annual Stockholders' Meeting shall be given by the Board of Management. The notice must be published in the Official Gazette of the Federal Republic of Germany (Bundesanzeiger) at least one month before the latest date for the deposition of shares pursuant to Article 15. This period of one month shall not include the date of the notice or the latest date for the deposition of shares.

ARTICLE 15  RIGHT OF ATTENDANCE, DEPOSITION OF SHARES

(1) Stockholders' right to attend and vote at the Annual Stockholders' Meeting shall be subject to the condition that they deposit their shares with the Company, a German notary public, a collective security deposit bank or another depositary specified in the Notice of the Annual Stockholders' Meeting and that they leave them there until the end of the Meeting. Deposition with one of the said depositaries shall also be deemed to have been effected if shares held in custody by a bank are blocked with the approval and on behalf of such depositary until the end of the Meeting.

(2) Deposition must have been effected at the latest on the seventh day prior to the Annual Stockholders' Meeting. If the last day of the deposition period falls on a Saturday, a Sunday or a legal holiday at the location of the Company's registered office, deposition must take place at the latest on the next working day thereafter.

(3) If the shares have been deposited with a German notary public or a collective security deposit bank, the document certifying such deposition shall be delivered to the Company at the latest on the next working day after expiry of the deposition period (paragraph 2).

(4) If proxies appointed by the Company are authorized to exercise voting rights, the necessary power of attorney may be granted in writing, by fax or electronic means, in a manner to be specified by the Company on each occasion. The details relating to the granting of such powers of attorney shall appear in the publications used by the Company for its notices together with the Notice of the Annual Stockholders' Meeting.
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ARTICLE 16  CHAIRMAN OF THE ANNUAL STOCKHOLDERS' MEETING

(1) The Annual Stockholders' Meeting shall be chaired by the Chairman of the Supervisory Board or, if the Chairman is unable to attend, by another member representing the stockholders, to be nominated by the Chairman. In the event that neither the Chairman nor a member of the Supervisory Board designated by him chairs the Meeting, the stockholder representatives in attendance shall elect a Chairman for the Meeting by a simple majority of the votes cast.

(2) The Chairman of the Annual Stockholders' Meeting shall preside over the discussions and shall determine the sequence of items for deliberation and the nature and form of voting. The result of the vote may also be ascertained by deducting the number of yes or no votes and abstentions from the total number of votes held by those entitled to vote.

ARTICLE 17  RESOLUTIONS

(1)  Each share carries the right to one vote at the Annual Stockholders'
     Meeting.

(2) Unless otherwise provided by these Articles of Incorporation or by law, resolutions of the Annual Stockholders' Meeting shall be passed by a simple majority of the votes cast and, where a capital majority is required in addition, by a simple majority of the capital stock represented when the vote is taken.
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                                   SECTION IV

ANNUAL FINANCIAL STATEMENTS AND DISTRIBUTION OF THE PROFIT

ARTICLE 18  ANNUAL FINANCIAL STATEMENTS

(1) The Board of Management shall prepare the annual financial statements and the management report for the preceding fiscal year within the statutory deadlines and shall submit them immediately after their preparation to the Supervisory Board and to the auditors. The Board of Management shall at the same time submit to the Supervisory Board a proposal for distribution of the balance sheet profit.

(2) The annual financial statements shall be prepared in accordance with the statutory provisions and accepted accounting principles.

(3) The Board of Management and the Supervisory Board shall be authorized, when confirming the annual financial statements, to allocate the net income remaining after deduction of the amounts to be allocated to the statutory reserve, plus any loss carryforward, in part or in full to "other retained earnings". The allocation of an amount greater than one half of the net income for the year shall not be permissible if as a result of such transfer the "other retained earnings" would exceed one half of the capital stock.

ARTICLE 19  DISTRIBUTION OF THE BALANCE SHEET PROFIT

(1) The Annual Stockholders' Meeting shall resolve annually, during the first eight months of the fiscal year, on the ratification of the actions of the members of the Board of Management and the Supervisory Board, the distribution of the balance sheet profit and the appointment of auditors (Annual Stockholders' Meeting).

(2) The balance sheet profit shall be distributed equally among the stockholders, unless the Annual Stockholders' Meeting resolves to use it in some other manner.